Exhibit 99.1
February 14, 2007


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Losses For The Three and Twelve Month Periods Ended December 31, 2006

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq:
PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net losses for the three months ended December 31, 2006 of $2.3 million, or $.49 per diluted share, compared to net earnings of $87,000, or $.02 diluted earnings per share, for the three months ended December 31, 2005. For the twelve months ended December 31, 2006, the Company reported net losses of $4.1 million, or $.88 per diluted share compared to net earnings of $2.9 million, or $.72 diluted earnings per share, for the twelve months ended September 30, 2005. In August, 2006, the Company changed its fiscal year-end from September 30 to December 31 in order to increase operational efficiency.

Net losses for the three and twelve month periods ended December 31, 2006 were primarily due to higher provisions for loan losses which totaled $6.2 million and $17.5 million, respectively, and increases in general, administrative and other expenses, partially offset by increases in net interest income, increases in other income, and decreases in federal income tax expense.

The increase in provisions for loan losses was predicated on higher non-performing, classified and criticized assets for the 2006 periods. The increase in such loans was primarily due to delinquent loans in the Company's non-owner occupied (investment property) residential loan portfolio and its acquisition, development and construction ("ADC") loan portfolio. The delinquencies in these portfolios were due primarily to the moderate downturn in the local economy and resultant cash flow
issues faced by local property investors and developers.   During
the twelve-month period ended December 31, 2006, the Bank sold approximately $9.8 million in classified and non-performing loans and recorded a $2.6 million charge to the allowance for loan loss related to such sales. At December 31, 2006, classified assets and nonperforming loans amounted to $42.5 million and $24.5 million, respectively, compared to $22.7 million and $18.8 million, respectively, at December 31, 2005. In addition, at December 31, 2006, the allowance for loan loss amounted to $18.4 million or 74.9% of total nonperforming loans and 2.2% of total loans net of undisbursed loans in process compared to $13.4 million at December 31, 2005 or 71.7% of total nonperforming loans and 1.6% of total loans net of undisbursed loans in process. The Company continues its efforts to aggressively pursue the collection and resolution of all nonperforming and classified loans in order to reduce its credit risk exposure, which includes the possibility of additional sales of classified assets.

Net interest income increased $366,000, or 5.9%, from $6.2 million for the three month period ended December 31, 2005 to $6.6 million for the three month period ended December 31, 2006. Net interest income for the twelve month period ended December 31, 2006 was $29.0 million, an increase of $7.4 million or 34.6% compared to the twelve month period ended September 30, 2005.
The increases for both periods were primarily due to increases in the weighted average yield on interest-earning assets compared to the prior year periods, partially offset by increases in the weighted average rate on interest-bearing liabilities. The net interest rate spread increased from 2.51% for the three month period ended December 31, 2005 to 2.65% for the comparable 2006 period. The net interest rate spread increased from 2.25% for the twelve month period ended September 30, 2005 to 2.86% for the twelve month period ended December 31, 2006.

Other income increased $1.5 million for the three-month period ended December 31, 2006 primarily due to $1.4 million in securities losses recorded in the three month period ended December 31, 2005. For the twelve month period ended December 31, 2006, other income increased $1.1 million, or 52.0%, as compared to the twelve month period ended September 30, 2005.
The increase was primarily due to the recognition of twelve months of income from bank-owned life insurance which the Company acquired at the end of June 2005, compared to the three months of income recognized during the twelve months ended September 30, 2005. In addition, an increase of approximately $652,000 in fees generated from the growth in deposit accounts was recorded in the twelve-month period ended December 31, 2006, compared to the twelve month period ended September 30, 2005.

At December 31, 2006, the Company's assets totaled $1.0 billion, a decrease of $12.8 million, or 1.2%, compared to total assets at December 31, 2005. The decrease in assets was primarily due to a $38.7 million net decrease in loans receivable, partially offset by an increase in assets from the acquisition of Mercantile Financial Corporation and its subsidiary, Mercantile Savings Bank in June 2006. Goodwill and other intangible assets of approximately $6.2 million were recorded in the acquisition of Mercantile Financial Corporation, which included $38.0 million in
loans receivable and $48.7 million in deposits.   The overall
decrease in loans receivable resulted from loan sales, as discussed above, and a moderate decrease in loan originations for the year.

Shareholders' equity totaled $87.6 million, or 8.5% of total assets, at December 31, 2006, an increase of $1.6 million, or 1.8%, compared to the December 31, 2005 level. The increase resulted primarily from $7.6 million in stock issued for the acquisition of Mercantile Financial Corporation, the amortization effects of stock benefit plans totaling $616,000, proceeds of $46,000 from the exercise of stock options, and a $168,000 change, net of taxes, in unrealized losses on available for sale securities, substantially offset by net losses of $4.1 million and dividends paid of $2.8 million during the twelve-month
period.   At December 31, 2006, Peoples Community Bank continues
to meet all applicable regulatory capital requirements and was categorized as well capitalized under the regulatory framework for prompt corrective action.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally-chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



                          # # # # # #












                                2

                        Peoples Community Bancorp, Inc.
     CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                                (In thousands)

          ASSETS                                   December 31,   December 31,
                                                      2006            2005

Cash and cash equivalents                          $   57,459      $   21,558
Investment securities                                  56,899          74,482
Loans receivable                                      812,578         851,270
Fixed assets                                           27,879          25,287
Goodwill and other intangibles                         29,814          25,612
Other assets                                           43,450          42,703
                                                    _________       _________

    Total assets                                   $1,028,079      $1,040,912
                                                    =========       =========
    LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                           $  755,261      $  726,629
Borrowings                                            172,349         221,483
Other liabilities                                      12,853           6,753
                                                    _________       _________
    Total liabilities                                 940,463         954,865

Shareholders' equity                                   87,616          86,047
                                                    _________       _________

    Total liabilities and shareholders' equity     $1,028,079      $1,040,912
                                                    =========       =========


                                   Peoples Community Bancorp, Inc.
               CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                                (In thousands, except per share data)


                                                    Twelve Months Ended        Three Months Ended
                                              ______________________________  ____________________
                                                December 31,   Septembe 30,        December 31,
                                                   2006           2005          2006         2005

Total interest income                           $ 65,475       $ 47,748      $ 16,079     $ 14,402

Total interest expense                            36,485         26,204         9,466        8,155
                                                 _______        _______       _______      _______


          Net interest income before
          provision for losses on loans           28,990         21,544         6,613        6,247
Provision for losses on loans                     17,450          3,600         6,220          900
                                                 _______        _______       _______      _______

          Net interest income after
          provision for losses on loans           11,540         17,944           413        5,347

Other income                                       3,213          2,114           781         (764)

General, administrative and other expense         21,122         15,827         4,695        4,530
                                                 _______        _______       _______      _______

          Earnings (loss) before income taxes     (6,369)         4,231        (3,501)          53

Federal income taxes expense (benefits)           (2,308)         1,375        (1,164)         (34)
                                                 _______        _______       _______      _______

          NET EARNINGS (LOSS)                   $ (4,061)      $  2,856      $ (2,337)    $     87
                                                 =======        =======       =======      =======
          EARNINGS (LOSS) PER SHARE
            Basic                               $  (0.88)      $   0.73      $  (0.49)    $   0.02
                                                 =======        =======       =======      =======
            Diluted                             $  (0.88)      $   0.72      $  (0.49)    $   0.02
                                                 =======        =======       =======      =======